UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. 14)

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SPIRIT AIRLINES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF RESCHEDULED SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 30, 2022

To the Stockholders of Spirit Airlines, Inc.:

Spirit Airlines, Inc. (which we refer to as “Spirit”) has rescheduled the special meeting of holders of common stock of Spirit (who we refer to as “Spirit stockholders”), previously scheduled to be held on June 10, 2022, at 9:00 a.m. Eastern Time (which we refer to as the “Spirit special meeting”). The Spirit special meeting will now be held virtually via live webcast on the Internet at www.virtualshareholdermeeting.com/SAVE2022SM, on June 30, 2022, at 9:00 a.m. Eastern Time to consider and vote upon the following matters:

•

a proposal to adopt the Agreement and Plan of Merger, dated as of February 5, 2022, as it may be amended from time to time (which agreement we refer to as the “merger agreement”) by and between Spirit, Frontier Group Holdings, Inc. (which we refer to as “Frontier”) and Top Gun Acquisition Corp. (which we refer to as “Merger Sub”), a copy of which is attached as Annex A, pursuant to which and subject to the terms and conditions therein, Merger Sub will merge with and into Spirit, with Spirit continuing as the surviving corporation, which we refer to as the merger proposal;

•

a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Spirit’s named executive officers that is based on or otherwise relates to the merger (which we refer to as the “compensation proposal”); and

•

a proposal to approve one or more adjournments of the Spirit special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal (which we refer to as the “adjournment proposal”).

In connection with the rescheduled special meeting, the record date of May 6, 2022 has not changed. Only Spirit stockholders of record as of that date are entitled to notice of, and to vote at, the Spirit special meeting, or any adjournment or postponement of the Spirit special meeting. During the Spirit special meeting, Spirit stockholders will be able to examine the list of the stockholders entitled to vote at the Spirit special meeting by following the instructions on the live webcast. Approval of the merger proposal requires the affirmative vote of holders of a majority in voting power of the outstanding shares of common stock, $0.0001 par value per share, of Spirit (which we refer to as “Spirit common stock”), entitled to vote on thereon. Approval of each of the compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority in voting power of the shares of Spirit common stock which are present in person or by proxy at the Spirit special meeting and entitled to vote thereon.

The board of directors of Spirit (which we refer to as the “Spirit board of directors”) has unanimously adopted the merger agreement, has determined that the merger, on the terms and conditions set forth in the merger agreement, is advisable and in the best interests of Spirit and its stockholders, and unanimously recommends that Spirit stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Your vote is very important. Frontier and Spirit cannot complete the merger unless Spirit’s stockholders adopt the merger proposal.

Regardless of whether you plan to attend (via the Internet) the Spirit special meeting, please vote as soon as possible by following the voting procedures described on the proxy card. If you do not vote on the merger proposal, it will have the same effect as a vote by you against the merger proposal.

The enclosed information statement and proxy statement/prospectus provides a detailed description of the Spirit special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the information statement and proxy statement/prospectus, including any documents incorporated in the information statement and proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas Canfield
Secretary

SUPPLEMENT TO THE DEFINITIVE MERGER PROXY STATEMENT

This is a supplement to the definitive merger proxy statement (the “Supplement”) on Schedule 14A filed by Spirit Airlines, Inc., a Delaware corporation (“Spirit”, “we” or “our”), with the Securities and Exchange Commission (“SEC”) on May 11, 2022 (as supplemented from time to time, the “Definitive Merger Proxy Statement”).

The information contained on this Schedule 14A is incorporated by reference into the Definitive Merger Proxy Statement. The Definitive Merger Proxy Statement was filed in connection with the special meeting of Spirit stockholders (the “Special Meeting”) to consider and vote upon:

(1)

a proposal to adopt the Agreement and Plan of Merger, dated as of February 5, 2022, as it may be amended from time to time (which agreement we refer to as the “merger agreement”) by and between Spirit, Frontier Group Holdings, Inc. (which we refer to as “Frontier”) and Top Gun Acquisition Corp. (which we refer to as “Merger Sub”), a copy of which is attached as Annex A, pursuant to which and subject to the terms and conditions therein, Merger Sub will merge with and into Spirit, with Spirit continuing as the surviving corporation, which we refer to as the merger proposal;

(2)

a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Spirit’s named executive officers that is based on or otherwise relates to the merger (which we refer to as the “compensation proposal”); and

(3)

a proposal to approve one or more adjournments of the Spirit special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal (which we refer to as the “adjournment proposal”).

All page references in the information below are to the pages in the Definitive Merger Proxy Statement and, unless the context otherwise requires, all capitalized terms used but not defined below have the meanings ascribed to them in the Definitive Merger Proxy Statement. This Supplement is being filed by Spirit with the SEC to supplement certain information contained in the Definitive Merger Proxy Statement and should be read in conjunction with the Definitive Merger Proxy Statement, which should be read in its entirety. Except as otherwise set forth below, the information set forth in the Definitive Merger Proxy Statement remains unchanged. The Spirit board of directors unanimously recommends that stockholders vote “FOR” Proposals 1-3 described above. If you have not already submitted a proxy for use at the Special Meeting since the distribution of the Definitive Merger Proxy Statement, you are urged to do so promptly. These additional definitive materials do not affect the validity of any proxy card or voting instructions that Spirit stockholders may have previously received or delivered following the distribution of the Definitive Merger Proxy Statement. No action is required by any Spirit stockholder who has previously delivered a proxy or voting instructions following the distribution of the Definitive Merger Proxy Statement and who does not wish to revoke or change that proxy or voting instructions. For any Spirit stockholder that previously delivered a blue proxy or voting instructions to JetBlue (a “JetBlue Proxy”) and wishes to change its vote, you must subsequently deliver a proxy to Spirit or instruct your bank, broker or other agent to deliver a proxy to Spirit, which will revoke your JetBlue Proxy, and your JetBlue Proxy will be disregarded.

SUPPLEMENTAL DISCLOSURES TO THE DEFINITIVE MERGER PROXY STATEMENT

The disclosure in the Definitive Merger Proxy Statement in the section “The Merger—Background of the Merger” beginning on page 61 is hereby amended and supplemented by adding the following paragraphs to the end of the section on page 71 as follows:

“On May 16, 2022, JetBlue issued a press release announcing that it was commencing an unsolicited offer (the “Offer), through its direct wholly owned subsidiary Sundown Acquisition Corp., to purchase any and all of the issued and outstanding shares of Spirit common stock for $30.00 per share in cash, without interest and less any required withholding taxes (the “Offer Price”), which was $3.00 less than the JetBlue March Proposal. Shortly thereafter, JetBlue filed with the SEC the Tender Offer Statement on Schedule TO (the “Schedule TO”) containing the Offer to Purchase, the Letter of Transmittal and related documents, and announced that JetBlue expects to file on May 16, 2022 the required notification and report form under the HSR Act to begin antitrust review of a proposed combination with Spirit. The Schedule TO provided that if a consensual transaction were reached with the Spirit board of directors and satisfactory diligence information was provided to support the price increase, JetBlue would consider increasing the Offer Price back to $33.00 per share in cash.

Also on May 16, 2022, JetBlue filed a preliminary proxy statement on Schedule 14A with the SEC to be used to solicit proxies in opposition to the merger and other related proposals at the Spirit special meeting.

In the evening of May 16, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Debevoise present, held a video conference to discuss the Offer.

Also on May 16, 2022, Spirit delivered a notice to JetBlue to return or destroy all confidential materials or information exchanged between the parties pursuant to the confidentiality agreement between Spirit and JetBlue dated as of April 8, 2022.

On May 18, 2022, the Spirit board of directors and members of Spirit’s senior management, with representatives of Barclays, Morgan Stanley, Debevoise and Paul Weiss present, held a video conference to discuss the Offer. Following discussion among the Spirit board of directors and its advisors, the Spirit board of directors unanimously recommended that the Spirit stockholders reject the Offer and not tender their shares of Spirit common stock pursuant to the Offer.

On June 1, 2022, Institutional Shareholder Services (“ISS”), a proxy advisory firm, published a report recommending that Spirit stockholders vote against the merger, in large part on the basis that the transaction with Frontier did not provide Spirit with the benefit of a “reverse termination fee” in the event that the transaction did not receive antitrust regulatory approval. ISS contrasted that with JetBlue’s offer to pay a $200 million reverse termination fee to Spirit if JetBlue’s proposed transaction was accepted by Spirit but could not be consummated as a result of the failure to obtain antitrust approval.

Later on June 1, 2022, Mr. Christie spoke with Mr. Franke by telephone regarding the ISS report and potential changes to the Frontier merger agreement to address the concerns raised by ISS, including the addition of a reverse termination fee and potential changes to the merger consideration. Later on June 1, 2022, Debevoise sent to Latham & Watkins a proposed draft of an amendment to the Frontier merger agreement, which contained language for the potential changes to the Frontier merger agreement but which did not include any proposals as to financial amounts.

On June 2, 2022, Mr. Franke and Mr. Christie, respectively joined by other members of Frontier and Spirit management, spoke by telephone. On that call, Mr. Franke informed Mr. Christie that the Frontier board of directors had met that morning and had authorized an amendment of the Frontier merger agreement to provide for the payment by Frontier to Spirit of a reverse termination fee in the amount of $250 million if the transaction could not be consummated as a result of the failure to obtain antitrust approval, but that the Frontier board had not authorized any change to the merger consideration. Shortly thereafter, Latham & Watkins sent to Debevoise a revised draft of the amendment to the Frontier merger agreement that included the $250 million reverse termination fee.

Later on June 2, 2022, the Spirit board of directors met to consider the changes to the Frontier merger agreement proposed by Frontier, including the $250 million reverse termination fee. After discussion, the Spirit board of directors unanimously approved the proposed amendment to the Frontier merger agreement.

Later on June 2, 2022, Spirit and Frontier finalized the amendment to the Frontier merger agreement and the parties executed the amendment.

On June 6, 2022, JetBlue sent the Spirit board of directors an updated proposal (the “JetBlue June 6 Proposal”) to acquire all of the shares of Spirit common stock containing the following terms: (i) an aggregate reverse break-up fee of $350 million payable in the event the requisite antitrust approvals are not obtained; (ii) a prepayment of a portion of the reverse break-up fee in the amount of $1.50 per share in cash, payable to Spirit stockholders as a cash dividend, which would be funded by JetBlue and would be payable promptly following the later of the approval by the Spirit stockholders of a negotiated transaction with JetBlue and the termination of the restrictions on the payment of dividends by Spirit imposed by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which dividend would reduce the reverse break-up fee payable by JetBlue to Spirit upon termination of the transaction in the event the requisite antitrust approvals are not obtained; and (iii) in a negotiated transaction, total aggregate consideration of $31.50 per share in cash to the Spirit stockholders, comprised of the prepaid dividend of $1.50 per share and $30.00 per share in cash payable upon consummation of JetBlue’s acquisition of Spirit. JetBlue issued a press release and filed an amendment to the Schedule TO regarding the JetBlue June 6 Proposal. The amendment to the Schedule TO provided that if a consensual transaction were reached with the Spirit board of directors and satisfactory diligence information was provided to support the price increase, JetBlue would willing to enter into a consensual transaction with Spirit on the terms described above.

Later on June 6, 2022, Mr. Christie spoke with Mr. Franke by telephone regarding the JetBlue June 6 proposal and potential changes to the Frontier merger agreement that might be made in response to the JetBlue June 6 Proposal, including in particular an increase to the reverse termination fee.

Later on June 6, 2022, representatives of Citi spoke by telephone with representatives of Barclays and Morgan Stanley. Representatives of Citi informed representatives of Barclays and Morgan Stanley that Frontier would not revise the Frontier merger agreement in response to the JetBlue June 6 Proposal.

Later on June 6, 2022, representatives of Barclays and Morgan Stanley spoke by telephone with representatives of Goldman Sachs regarding the JetBlue June 6 Proposal in order to clarify the terms of that proposal.

Later on June 6, 2022, the Spirit board of directors, joined by members of Spirit management and representatives of Barclays, Morgan Stanley, Debevoise and Paul Weiss, met to consider next steps in light of the JetBlue June 6 Proposal and Frontier’s declination to further revise the Frontier merger agreement in response. After discussion, the Spirit board of directors unanimously determined to postpone the Spirit special meeting from June 10, 2022. At the end of that meeting the Spirit board met in executive session, joined by a representative of Debevoise, to further discuss the JetBlue June 6 Proposal and next steps.

Shortly thereafter, Debevoise sent to Latham & Watkins a draft of a letter requesting Frontier’s consent under the Frontier merger agreement to postpone the Spirit special meeting to June 30, 2022.

On June 7, 2022, an ad-hoc transaction committee of the Spirit board of directors, joined by members of Spirit management and representatives of Barclays, Morgan Stanley, Debevoise and Paul Weiss met to further discuss the JetBlue June 6 Proposal and the postponement of the Spirit special meeting.

Later on June 7, 2022, Spirit sent to Frontier a letter requesting Frontier’s consent under the Frontier merger agreement to postpone the Spirit stockholders meeting to June 30, 2022, which consent was provided by Frontier.”

— END OF SUPPLEMENTAL DISCLOSURES TO DEFINITIVE MERGER PROXY STATEMENT —

Additional Information About the JetBlue Tender Offer

Spirit has filed a solicitation/recommendation statement with respect to the tender offer with the Securities and Exchange Commission (“SEC”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE TENDER OFFER AND OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. You will be able to obtain free copies of the solicitation/recommendation statement with respect to the tender offer and other documents filed with the SEC by Spirit through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the documents filed with the SEC by Spirit on Spirit’s Investor Relations website at https://ir.spirit.com.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute an offer to sell, or the solicitation of an offer to subscribe for or buy, or a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, sale or solicitation would be unlawful, prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Important Additional Information Will be Filed with the SEC

Frontier has filed with the SEC a Registration Statement on Form S-4 in connection with the proposed transaction, that included a definitive Information Statement/Prospectus of Frontier and a definitive Proxy Statement of Spirit. The Form S-4 was declared effective on May 11, 2022 and the prospectus/proxy statement was first mailed to Spirit stockholders on May 11, 2022. Frontier and Spirit also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT/ INFORMATION STATEMENT/ PROSPECTUS/ PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED BY FRONTIER OR SPIRIT WITH THE SEC IN THEIR ENTIRETY CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FRONTIER, SPIRIT, THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and stockholders are able to obtain free copies of the Registration Statement and the definitive Information Statement/Proxy Statement/Prospectus and other documents filed with the SEC by Frontier and Spirit through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the information statement and the proxy statement and other documents filed with the SEC by Frontier and Spirit on Frontier’s Investor Relations website at https://ir.flyfrontier.com and on Spirit’s Investor Relations website at https://ir.spirit.com.

Participants in the Solicitation

Frontier and Spirit, and certain of their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions contemplated by the Merger Agreement. Information regarding Frontier’s directors and executive officers is contained in Frontier’s definitive proxy statement, which was filed with the SEC on April 13, 2022. Information regarding Spirit’s directors and executive officers is contained in Spirit’s definitive proxy statement, which was filed with the SEC on March 30, 2022.

Cautionary Statement Regarding Forward-Looking Information

Certain statements in this communication, including statements concerning Frontier, Spirit, JetBlue, the proposed transactions and other matters, should be considered forward-looking within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Frontier’s, Spirit’s and JetBlue’s current expectations and beliefs with respect to certain current and future events and anticipated financial and operating performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to Frontier’s, Spirit’s and JetBlue’s operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward looking statements. Words such as “expects,” “will,” “plans,” “intends,” “anticipates,” “indicates,” “remains,” “believes,” “estimates,” “forecast,” “guidance,” “outlook,” “goals,” “targets” and other similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed, or assured. All forward-looking statements in this communication are based upon information available to Frontier and Spirit on the date of this communication. Frontier and Spirit undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances, or otherwise, except as required by applicable law. All written and oral forward-looking statements concerning the Frontier merger or other matters addressed in this communication and attributable to Frontier, Spirit, JetBlue or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this communication.

Actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Frontier Merger Agreement; failure to obtain applicable regulatory or Spirit stockholder approval in a timely manner or otherwise; failure to satisfy other closing conditions to the proposed transactions; failure of the parties to consummate the transaction; risks that the new businesses will not be integrated successfully or that the combined companies will not realize estimated cost savings, value of certain tax assets, synergies and growth, or that such benefits may take longer to realize than expected; failure to realize anticipated benefits of the combined operations; risks relating to unanticipated costs of integration; demand for the combined company’s services; the growth, change and competitive landscape of the markets in which the combined company participates; expected seasonality trends; diversion of managements’

attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; risks related to investor and rating agency perceptions of each of the parties and their respective business, operations, financial condition and the industry in which they operate; risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction; that Frontier’s cash and cash equivalents balances, together with the availability under certain credit facilities made available to Frontier and certain of its subsidiaries under its existing credit agreements, will be sufficient to fund Frontier’s operations including capital expenditures over the next 12 months; Frontier’s expectation that based on the information presently known to management, the potential liability related to Frontier’s current litigation will not have a material adverse effect on its financial condition, cash flows or results of operations; that the COVID-19 pandemic will continue to impact the businesses of the companies; ongoing and increase in costs related to IT network security; the outcome of any discussions between JetBlue and Spirit with respect to a possible transaction, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any such transaction will be materially different from those described herein; the conditions to the completion of the possible transaction, including the receipt of any required stockholder and regulatory approvals and, in particular, the companies’ expectation as to the likelihood of receipt of antitrust approvals; JetBlue’s ability to finance the possible transaction and the indebtedness JetBlue expects to incur in connection with the possible transaction; the possibility that JetBlue may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate Spirit’s operations with those of JetBlue, and the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the possible transaction; and other risks and uncertainties set forth from time to time under the sections captioned “Risk Factors” in Frontier’s, Spirit’s and JetBlue’s reports and other documents filed with the SEC from time to time, including their Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.